Exhibit 10.30(1)

Pulse Electronics Corporation
Directors Compensation Policy

ARTICLE I.
PURPOSE

This Policy (“the Policy”) has been adopted by the Board of Directors pursuant to its authority under the Pulse Electronics Corporation’s Amended and Restated Articles of Incorporation, its Amended and Restated By-Laws, and Article 3 of the Pulse Electronics Corporation 2012 Omnibus Incentive Compensation Plan (the “Plan”) to set forth the amount, timing and form of remuneration payable to Non-Employee Directors of Pulse Electronics Corporation (the “Company”).

Except as otherwise expressly provided herein, this Policy shall apply to the remuneration payable to Non-Employee Directors for services rendered as Non-Employee Directors after December 31, 2012.

ARTICLE II.
DEFINITIONS

Any capitalized terms not defined in this Policy below shall have the meaning set forth in the Plan.  As used in this Policy, the “Board Year” means the period commencing on the date of the Company’s annual shareholders’ meeting and ending one day before the following annual shareholder’s meeting.

ARTICLE III.
BOARD RETAINERS AND EQUITY GRANTS

Section 3.01         Retainer.  Each Non-Employee Director will receive a retainer each Board Year in an amount equal to the sum of the amounts described in (a) and (b) below.  This retainer will be paid in four equal quarterly installments on the last business day of each calendar quarter ending during such Board Year if the Non-Employee Director remains in continuous service through such date.  Each quarterly retainer payment will be paid for services performed during the calendar quarter ending on the applicable payment date.  The retainer for calendar quarters ending after December 31, 2012 will be paid in cash.

(a)
General Retainer.  Each Non-Employee Director will receive a retainer for each Board Year in an amount equal to $39,600.  The Lead Director will also receive an additional retainer in the amount of $22,500.

(b)
Committee Retainers.  Each Non-Employee Director who is a member of one of the following Board committees will receive, in addition to the amount described in (a) above, a committee retainer for each Board Year in the applicable amount set forth in the following table:

Committee	Retainer for Committee Chairperson	Retainer for Other Committee Members
Audit	$22,500	$12,600
Compensation	$9,000	$2,700
Governance	$8,100	$2,700

Section 3.02         Annual Equity Grant.  In addition to the retainer described in Section 3.01, each Non-Employee Director will receive an equity grant for each Board Year in the amount equal to $60,000.  The annual equity grant will be payable in the form of RSUs as described in Section 3.03.  The annual equity grant payable for Board Years commencing after December 31, 2012 will be paid on the first day of such Board Year (i.e., the date of the Company’s annual shareholders’ meeting).  The annual equity grant will be made for services to be performed during the Board Year during which such grant is made.

Notwithstanding the foregoing, the initial annual equity grant that is made to any individual who is newly elected or appointed to the Board as a Non-Employee Director (a “New Director”) will be made on the first business day that is at least 30 days after the date such individual becomes a New Director.  For avoidance of doubt, any employee director who ceases to be an employee of the Company and all of its Affiliates while remaining a member of the Board will be treated as a New Director as of the date he or she ceases to be an employee of the Company and all of its Affiliates.  If an individual becomes a New Director on any day other than the date of the annual shareholders’ meeting, the amount of the initial equity grant made to such New Director for the Board Year will be 1/12th of the annual equity grant described in the preceding paragraph multiplied by the number of full or partial months from the date such individual becomes a New Director until the first anniversary of the Company’s most recent annual shareholders’ meeting.

Section 3.03         Restricted Stock Units (RSUs).  The annual equity grant made pursuant to Section 3.02 will be made in the form of an RSU granted on the date of the Company’s annual shareholder’s meeting using the form of RSU Agreement attached hereto as Exhibit I.  The number of Shares underlying such RSU will equal the amount of the annual equity grant payable to the Non-Employee Director for the Board Year divided by the Fair Market Value of the Common Stock on the date the RSU is granted, rounded to the nearest whole share.  Each RSU will vest on the earlier of (i) the day immediately preceding the next annual meeting of the Company’s shareholders or (ii) the date on which there is a Change of Control of the Company, as defined in the RSU Agreement (the “Vesting Date”), provided that the Non-Employee Director has remained in continuous service as a member of the Board through such Vesting Date.  Unless the Non-Employee Director makes a deferral election in accordance with Article IV, the Company will deliver the Shares underlying the RSUs on the Vesting Date (or on the next business day thereafter if the Vesting Date is not a business day).

Section 3.04         Board Discretion to Accelerate Vesting.  If a Non-Employee Director ceases to be a member of the Board due to his death, disability or retirement or for any other reason, a majority of the members of the Board (other than the departing member) may, in its sole discretion, accelerate the vesting of all or any portion of any RSUs held by such departing Non-Employee Director.

ARTICLE IV.
DEFFERAL ELECTIONS

Section 4.01         Deferral Elections.  Each Non-Employee Director may make an election to defer the receipt of (i) any Shares payable with respect to any vested RSUs or (ii) any retainer payable in cash with respect to Board Years commencing after December 31, 2012 pursuant to a deferral election in the form attached hereto as Exhibit II.

Section 4.02         Initial Deferral Election.  Each New Director may make an initial deferral election at any time within the 30-day period commencing on the date he or she becomes a New Director.  Such initial deferral election will become effective (i) with respect to any quarterly retainer payable for any calendar quarter beginning on or after the last day of such 30-day election period and (ii) with respect to the annual equity grant for the Board Year in which such 30-day election period ends provided that such 30-day period ends at least two full calendar months prior to the end of such Board Year and no more than 50% of such annual equity grant may be deferred pursuant to such initial deferral election.

Section 4.03         Evergreen Election and Change in Deferral Election.  A Non-Employee Director’s deferral election (including any deferral election made pursuant to the Directors Compensation Policy in effect prior to January 1, 2013) will remain in effect for all future retainer payments and annual equity grants made pursuant to Sections 3.01 and 3.02, respectively, until the Non-Employee Director files a new deferral election with the Company and such deferral election becomes effective.  A Non-Employee Director may make, change or terminate his or her deferral election at any time by delivering a signed and dated deferral election form to the Company’s Chief Financial Officer.  Such deferral election will not become effective until the first day of the calendar year following the calendar year in which such deferral election was received by the Company’s Chief Financial Officer and only with respect to quarterly retainer payments and annual equity grants earned on or after the date such deferral election becomes effective.

ARTICLE V.
MISCELLANEOUS

Reservation of Rights.  The Board reserves the right to amend, modify or terminate this Policy at any time, but only if such amendment, modification or termination is permitted under the terms of the Plan and does not subject any current or former Non-Employee Director to tax penalties imposed under Section 409A of the Code.

PULSE ELECTRONICS CORPORATION

RSU Deferral Election

For Non-Employee Directors

If you wish to make, change or terminate an election to defer all or a portion of your quarterly retainer payments or annual equity grant, please complete, sign and date this form, and return it by fax to 858-674-8334 to the attention of Drew A. Moyer or email the completed form as an attachment to dmoyer@pulseelectronics.com.  After this election becomes effective, it will remain in effect for future retainer payments and annual equity grants, unless and until you file a new election form and it becomes effective.

GENERAL INFORMATION.

Name:
	First	Last

Address:

City:	State:	ZIP Code:

Daytime Phone Number: ____________ - ____________- ____________

EFFECTIVE DATE OF DEFERRAL ELECTION.

If you are a New Director and we receive a signed and dated election form no later than 30 days after your first day as a Non-Employee Director, your election will become effective (i) for quarterly retainer payments made for calendar quarters beginning on or after the last day of such 30 day period and (ii) for annual equity grants made on or after the end of such 30 day election period (including the initial equity grant made for the Board Year in which you become a New Director); provided, however, that if the 30 day election period ends less than two full calendar months prior to the end of the current Boar Year, the deferral election will not apply to your initial equity grant.

Any other election or any change or termination of a prior election will become effective (i) for quarterly retainer payments made for calendar quarters beginning on or after the first day of the calendar year beginning after the last day of the calendar year in which we receive a new signed and dated election form and (ii) for annual equity grants made for Board Years beginning after the last day of the calendar year in which we receive a new signed and dated election form.

DEFERRAL ELECTION.

Quarterly Retainer Deferral: I irrevocably elect to defer delivery of the shares attributable to [__] 0%, [__] 25%, [__] 50%, [__] 75% or [__] 100% (check appropriate box) of my quarter retainer payments for calendar quarters beginning after this election becomes effective.  My quarterly retainer payment will be converted into an equivalent number of shares of our common stock (based on the Fair Market Value of our common stock on the date the last business day of the calendar quarter for which the quarterly retainer is payable), rounded to the nearest whole share.

Annual Equity Grant Deferral:  I irrevocably elect to defer delivery of the shares attributable to [__] 0%, [__] 25%, [__] 50%, [__] 75% or [__] 100% (check appropriate box) of the shares attributable to annual equity grants for Board Years beginning after this election becomes effective.

(Check the appropriate box below if you are a New Director

[__]     I am a New Director and I am making my initial deferral election no later than 30 days after my first day as a Non-Employee Director. I acknowledge that no more than 50% of my annual equity grant for the current Board Year that made after the end of my 30 day election period may be deferred pursuant to my election regardless of the percentage I elected above.

DISTRIBUTION DATE.

The shares of Pulse Electronics Corporation common stock that I elected to defer above will be delivered to me as soon as reasonably practicable on or after the earliest of (i) the date on which there is a Change of Control (as defined below) or (ii) the date of my death or (iii) the distribution date I elected below:

(Check only one of the following)

[__]      The date I cease to be a member of the Pulse Electronics Corporation Board of Directors. (This is the date I have a “Separation from Service” as defined in Section 409A of the Internal Revenue Code.)

[__]     On ______________ ___, 20__.  (Distribution Date may be no earlier than the 2nd anniversary, and no later than the 10th anniversary, of the date of this election).

[__]     Earlier of:

(x) the date I cease to be a member of the Pulse Electronics Corporation Board of Directors (the date I have a “Separation from Service” as defined in Section 409A of the Internal Revenue Code) or

(y) on ______________ ___, 20__.  (Distribution Date may be no earlier than the 2nd anniversary, and no later than the 10th anniversary, of the date of this election).

A “Change of Control” means either:

(a)     the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)     any person (or group of persons acting together) becomes the owner, directly or indirectly, of securities of Pulse Electronics Corporation representing more than 50% of the combined voting power of Pulse Electronics Corporation’ then outstanding voting securities other than by virtue of a merger, consolidation or similar transaction.  Notwithstanding the foregoing, a Change in Control under this clause (i) shall not be deemed to occur as a result of any redemption, repurchase or other acquisition of voting securities by Pulse Electronics Corporation reducing the number of shares outstanding;

(ii)     any person (or group of persons acting together) acquires (or has acquired within any 12-month period ending on the date of the most recent acquisition by such person or group) ownership, directly or indirectly, of securities of Pulse Electronics Corporation representing more than 30% of the combined voting power of Pulse Electronics Corporation’ then outstanding voting securities other than by virtue of a merger, consolidation or similar transaction;

(iii)     the consummation of a merger, consolidation or similar transaction involving (directly or indirectly) Pulse Electronics Corporation if, immediately after the consummation of such merger, consolidation or similar transaction, the shareholders of Pulse Electronics Corporation immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of any direct or indirect parent of the surviving entity in such merger, consolidation or similar transaction; or

(iv)     the acquisition by a person (or a group of persons acting together) during the 12-month period ending on the date of the most recent acquisition by such person or group of assets from Pulse Electronics Corporation that have a total gross fair market value equal to or exceeding 50% of the total gross fair market value of all of the assets of Pulse Electronics Corporation immediately before such acquisition or acquisitions; or

(b)
the replacement of a majority of the members of the Pulse Electronics Corporation Board of Directors during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of appointment or election.

Notwithstanding the foregoing, no transaction or series of related transactions shall constitute a Change of Control of Pulse Electronics Corporation unless such transaction or series of related transactions qualify as a change in ownership of Pulse Electronics Corporation, a change in effective control of Pulse Electronics Corporation or a change in ownership of a substantial portion of Pulse Electronics Corporation’ assets as each of these terms are defined in Treasury Regulation Section 1.409A-3(i)(5).  [NTD: Should the definition of Change of Control be modified to exclude the acquisition of any additional shares by the Oaktree investment funds?]

DIVIDEND EQUIVALENTS.

If Pulse Electronics Corporation declares and pays a cash dividend on its common stock, then additional deferred shares will be credited to my account as a dividend equivalent equal to the number of deferred shares credited to my account hereunder as of the relevant record date multiplied by the amount of cash paid per share of common stock in such dividend divided by the Fair Market Value of a share of Pulse Electronics Corporation’ common stock on the payment date for such dividend (rounded to the nearest whole share).  The deferred shares credited to your account as dividend equivalents attributable to the shares deferred hereunder will be distributed to you at the same time as the shares deferred hereunder.

BENEFICIARY DESIGNATION.

If I die before I have received all of my deferred shares, my remaining deferred shares will be delivered to the beneficiary(ies) that I have designated below:

Primary Beneficiaries	Percentage (must add up to 100%)

If any of my primary beneficiaries predecease me, that beneficiary’s share of my deferred shares will be distributed [__] to such beneficiary’s direct descendants per stirpes or [__] to my remaining primary beneficiaries in proportion to their respective interests. (Check appropriate box)

If all of my primary beneficiaries have predeceased me, my remaining deferred shares will be delivered to the contingent beneficiary(ies) I have designated below.

Contingent Beneficiaries	Percentage (must add up to 100%)

If I have designated one or more beneficiaries other than my spouse as my primary beneficiary(ies), my spouse must consent to such beneficiary designation in writing.  If I have not designated any beneficiary or all of my beneficiaries have predeceased me, my shares will be distributed in the following order of precedence: (i) my spouse, (ii) my lawful children (including adopted children), per stirpes, (iii) my parents, (iv) my siblings, per stirpes or (v) my estate.

Spousal Consent to Beneficiary Designation:

I hereby acknowledge that I have read the following spousal consent to my spouse’s beneficiary designation and that I understand its content.

1.     I am aware that my spouse has designated one or more beneficiaries other than me to receive all or part of the deferred shares that may be payable hereunder following his/her death.

2.     I understand that the provisions of this Spousal Consent may affect my community property rights and liabilities in connection with the matters contained therein.

3.     I further understand that the provisions of this Spousal Consent are intended to operate in the event of my spouse’s death and would restrict my ability to receive a distribution of my community property interest the deferred shares.

4.     I hereby knowingly, voluntarily and irrevocably consent to my spouse’s beneficiary designation and waive my community property rights with respect to the portion of the deferred shares that may be distributed following my spouse’s death to the beneficiary(ies) that my spouse has designated above.

Spouse’s Signature:	Date:

DIRECTOR’S SIGNATURE.

I understand that this deferral election is irrevocable and will remain in effect for future years, unless I notify Pulse Electronics Corporation of a change in writing before December 31 of any year, in which case such change will become effective only for remuneration payable for services performed in subsequent years.

I also understand that my rights to shares and the timing of the payment are governed solely by the terms of the Pulse Electronics Corporation Omnibus Incentive Plan pursuant to which the RSUs and deferred shares are granted and this Agreement, and that my deferred shares may decline in value over the deferral period and would lose all value in the event of Pulse Electronics Corporation’ bankruptcy or insolvency.

You must complete, sign, and date this form below for the elections you have made on this form to be valid.

Director’s Signature:	Date: